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                                     CHARTER
                                       OF
                           INTERNATIONAL LOGOS, INC.

     The undersigned person under the Tennessee Business Corporation Act adopts the following charter for the above listed corporation:

     1. The name of the corporation is International Logos, Inc.

     2. The number of shares of stock the corporation is authorized to issue is one thousand (1,000) shares of common stock.

     3. (a) The complete address of the corporation's initial registered office in Tennessee is: 5146 Raines Road, Memphis, Tennessee, 38118.

     (b) The County in which the initial registered office is located is Shelby County.

     (c) The name of the initial registered agent at the corporation's initial registered office is Robert Tisdale.

     4. The name and complete address of the incorporator is: John D. Horne, 8 Third Street South, Fifth Floor, Memphis, Tennessee, 38103.

     5. The complete address of the corporation's principal office is 5146 Raines Road, Memphis, Tennessee, 38118.

     6. The corporation is for profit.

     7. Other provisions: None.

     Dated this 27th day of March, 1989.


                                                 /s/ John D. Horne
                                             ---------------------------
                                             John D. Horne, Incorporator